Exhibit 10.1
SECOND AMENDMENT TO
SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”), dated as of the 11th day of December, 2008, is by and between Corrections Corporation of America, a Maryland corporation with its principal place of business at 10 Burton Hills Boulevard, Nashville, Tennessee (the “Company”), and John D. Ferguson, a resident of Nashville, Tennessee (“Executive”). All capitalized terms used herein but otherwise not defined shall have the meaning as set forth in the Employment Agreement, as herein defined.
     WHEREAS, the Company and Executive are parties to that certain Second Amended and Restated Employment Agreement, dated as of August 15, 2007, as amended (the “Employment Agreement”), pursuant to which Executive serves as Chairman of the Board of Directors and Chief Executive Officer of the Company; and
     WHEREAS, the Company and Executive now desire to amend certain terms and provisions of the Employment Agreement pursuant to the terms hereof.
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt, sufficiency and mutuality of which are hereby acknowledged, the Company and Executive hereby agree as follows.
     1. Amendments.
     (a) Section 3 is hereby deleted in its entirety and replaced with the following:
     “3. Notice of Non-Renewal. The Company or the Executive may elect at any time during the then current Renewal Term not to extend the Executive’s employment under this Agreement by providing not less than sixty (60) days prior written notice to the other party. If the Company or the Executive elects not to continue or extend the Executive’s employment under this Agreement, the Executive shall be considered to have been terminated without Cause upon the expiration of his employment under this Agreement, and the Executive will receive the payments and benefits set forth in Section 5.4.2 of this Agreement.”
     (b) Section 5.4.2 is hereby deleted in its entirety and replaced with the following:
     “5.4.2 Effect of Termination Without Cause or Resignation for Good Reason. In the event the Executive is terminated without Cause by the Company or in the event the Executive resigns for Good Reason, the Company shall pay to the Executive, as soon as practicable, his Accrued Rights. The Company shall also pay the Executive an amount equal to two (2) times the Executive’s Base Salary, based upon the annual rate in effect immediately prior to any notice of termination without Cause, resignation for Good Reason, or non-renewal, without any cost of living adjustments, payable on a monthly basis for a period of two (2) years from the date of termination or resignation. In lieu of the foregoing, if such termination or resignation occurs within the two (2) year period following a Change of Control (as defined in Section 5.5.3 herein), the Company instead shall pay to the

Executive (i) his Accrued Rights as soon as is practicable following the termination of employment and (ii) the Change of Control Severance (as defined in Section 5.5.2. herein) within sixty (60) days of the termination of Executive’s employment. The Company’s obligation to make the payments set forth in this Section 5.4.2 shall be unconditional, and the Executive shall not be required to mitigate the amount of any payment provided for in this Section 5.4.2. In addition:
     (i) the Executive shall continue to be covered, for the two (2) year period, under medical, health, life and disability insurance plans of the Company, with the costs of such benefits (including the Company’s portion of any premiums) paid by the Company on the Executive’s behalf included in the Executive’s gross income.
     (ii) the Executive shall, in accordance with any agreement relating to such options, have the right to exercise any vested, but unexercised, options to purchase shares of the Company’s common stock or other equity securities of the Company for the duration of such options’ terms. Any unexercised and any non-vested options to purchase shares of common stock or other equity securities of the Company previously granted to Executive shall be forfeited by the Executive.”
     (c) Section 5.5.2 is hereby deleted in its entirety and replaced with the following:
     “5.5.2 Effect of Resignation in the Event of a Change of Control. In the event the Executive resigns in connection with a Change of Control of the Company, the Company shall pay to the Executive his Accrued Rights. The Company shall also pay the Executive, a one-time payment to be paid within sixty (60) days of Executive’s resignation, an amount equal to 2.99 times the Executive’s Base Salary in effect immediately prior to such resignation, without any cost of living adjustments (such amount, the “Change of Control Severance”). The Company’s obligation to make the payments set forth in this Section 5.5.2 shall be unconditional, and the Executive shall not be required to mitigate the amount of any payment provided for in this Section 5.5.2. In addition:
     (i) the Executive shall continue to be covered, for the two (2) year period, under medical, health, life and disability insurance plans of the Company with the costs of such benefits (including the Company’s portion of any premiums) paid by the Company on the Executive’s behalf included in the Executive’s gross income.
     (ii) all options (whether vested or un-vested) to purchase shares of common stock or other equity securities of the Company previously granted by the Company to the Executive shall become immediately exercisable for the duration of such options’ terms.”
     2. Effect of Amendments. Except as expressly modified by the terms of this Amendment, the provisions of the Employment Agreement shall continue in full force and effect.
     3. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall be deemed to be one and the same instrument.

     4. Headings. The sections, subjects and headings in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.
     5. Governing Law. The validity, interpretation and effect of this Amendment shall be governed exclusively by the laws of the State of Tennessee without regard to the choice of law principals thereof.
     6. Severability. Should any part of this Amendment be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining portion.
     7. Successors. This Amendment shall be binding upon and inure to the benefit of the respective parties and their permitted assigns and successors in interest.
     8. Waivers. No waivers of any breach of any of the terms or conditions of this Amendment shall be held to be a waiver of any other or subsequent breach; nor shall any waiver be valid or binding unless the same shall be in writing and signed by the party alleged to have granted the waiver.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written.

EXECUTIVE: JOHN D. FERGUSON
/s/ John D. Ferguson

THE COMPANY: CORRECTIONS CORPORATION OF AMERICA
By:	/s/ G.A. Puryear IV
Title: Executive Vice President, General Counsel and Secretary

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